                                                           Exhibit No. EX-99.a.2

                             CERTIFICATE OF TRUST OF
                                 ABERDEEN FUNDS

     This Certificate of Trust of Aberdeen Funds, a statutory trust, executed by the undersigned  trustee,  and filed under and in accordance with the provisions of the  Delaware  Statutory  Trust Act (12 Del.  C.§3801 et seq.) (the "Act"),
sets forth the following:

     FIRST:  The name of the statutory  trust formed hereby is:  Aberdeen  Funds
(the "Statutory Trust").

     SECOND: The name and address of the registered agent of the Statutory Trust in the State of Delaware are:

                          The Corporation Trust Company
                            Corporation Trust Center
                               1209 Orange Street
                  Wilmington, New Castle County, Delaware 19801

     THIRD:  The Statutory  Trust formed  hereby is or will become,  prior to or within  180 days  following  the first  issuance  of  beneficial  interests,  an investment  company  registered  under the  Investment  Company Act of 1940,  as amended (15 U.S.C.§§80a-1 et seq.).

     FOURTH:  Notice is hereby given that the  Statutory  Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations,  costs, charges, reserves and expenses incurred,  contracted for or otherwise existing with respect to a particular  series,  whether such series is now  authorized  and  existing  pursuant  to  the  governing  instrument  of the
Statutory  Trust  or is  hereafter  authorized  and  existing  pursuant  to said governing  instrument,  shall be enforceable  against the assets associated with such series only, and not against the assets of the Statutory Trust generally or any other series  thereof,  and,  except as otherwise  provided in the governing instrument of the Statutory Trust, none of the debts, liabilities,  obligations, costs,  charges,  reserves and expenses  incurred,  contracted  for or otherwise existing  with  respect to the  Statutory  Trust  generally  or any other series thereof shall be enforceable against the assets of such series.

     IN WITNESS WHEREOF, the undersigned,  being the initial Trustee of Aberdeen
Funds,  has  duly  executed  this  Certificate  of  Trust  as of the 27th day of
September, 2007.

                                                              /s/ Gary Bartlett
                                                              Gary Bartlett
                                                              Sole Trustee